Exhibit 99

Patterson Companies Reports Improved Third Quarter Operating Results

St. Paul, MN—February 22, 2007—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $709,494,000 for the third quarter of fiscal 2007 ended January 27, 2007, an increase of 4% from $682,402,000 in the year-earlier quarter. On a comparable basis, which excludes the telemarketing operation of the former Accu-Bite business that was closed in May 2006, consolidated sales increased approximately 6%. Net income came to $58,591,000 or $0.43 per diluted share, up 8% from $54,004,000 or $0.39 per diluted share in the third quarter of fiscal 2006. Current quarter earnings included an income tax benefit of $0.01 per diluted share related to the completion of an audit during the quarter that resulted in a reduction in accruals for prior years taxes, as well as stock compensation expense of approximately $0.01 per diluted share.

Sales of Patterson Dental, Patterson’s largest business, reported comparable basis sales growth of approximately 3% to $537,148,000 in the third quarter or 1% when Accu-Bite’s telemarketing sales are included.

•	Sales of consumable dental supplies and printed office products increased approximately 7% on a comparable basis from last year’s third quarter or 4% on an as-reported basis.

•

Sales of dental equipment declined 5% in the third quarter, with strong sales of digital radiography equipment partially offsetting lower volumes of basic dental equipment and, to a lesser extent, CEREC 3D® dental restorative systems.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth increased 13% in the third quarter.

Sales of the Webster Veterinary unit increased 17% in the third quarter of fiscal 2007 to $94,263,000. Excluding the December 2005 acquisition of Intra Corp, developer and marketer of IntraVet® veterinary practice management software, Webster’s sales rose 15%. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 12% in the third quarter to $78,083,000 in comparison to the year-earlier level. Excluding the impact of three acquisitions related to the unit’s branch office strategy, the divestiture of a small division in February 2006 and foreign currency translations, third quarter sales of Patterson Medical rose 8%.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s third quarter earnings were affected by a revenue shortfall at our Patterson Dental unit due to weaker than anticipated sales of basic dental equipment. This equipment-related sales shortfall was largely offset by the continuation of improved consolidated operating leverage due to strengthened expense management and an improvement in dental gross margins.”

He continued: “We believe the third quarter slowdown in sales of basic dental equipment is short-term in nature. In addition, we believe the recently introduced enhancements to the CEREC line, which include improved software enabling significantly greater ease of use and an option for a new milling chamber for faster crown milling times, should result in stronger sales growth. Customer interest in CEREC units equipped with these features has been strong. However, given the timing of the introduction and the transition process to these new products, we believe CEREC sales could continue to be sluggish in the fourth quarter before strengthening in the first half of fiscal 2008.”

Wiltz added: “Patterson’s veterinary business turned in another strong performance due to the growth of its consumables business and continued robust sales of equipment and IntraVet practice management software. We believe our Webster unit is increasingly well-positioned for the continuation of profitable growth in the companion-pet veterinary market. We also are encouraged by Patterson Medical’s solid sales growth. Patterson Medical is starting to benefit from the incremental revenues generated by its first four branch offices. In all, we believe this business is responding to the range of growth strategies implemented by its new management team.”

Patterson is forecasting earnings of $0.44 to $0.46 per diluted share for the fourth quarter of fiscal 2007 ending April 28, 2007. This guidance incorporates stock compensation expense of approximately $0.01 per diluted share. Patterson also reduced its full-year fiscal 2007 earnings guidance from the previously issued $1.54 to $1.57, which included approximately $0.04 of stock compensation expense, to $1.52 to $1.54, reflecting actual third quarter earnings and the potential impact of the CEREC changeover.

Impact of Compensation Expense Under SFAS No. 123(R)

Net income and earnings per share excluding the impact of compensation expense under SFAS No. 123(R) are considered non-GAAP financial measures. The company adopted SFAS No. 123(R) on April 30, 2006 using the modified prospective method. Management believes that reporting net income and earnings per share excluding the impact of compensation expense under SFAS No. 123(R) provides useful supplemental information that may enhance investors’ overall understanding of the company’s current financial performance and may enhance the comparability of results against comparable periods. Net income and earnings per share excluding the impact of SFAS No. 123(R) are used by management internally to measure the company’s profitability and performance, but should not be considered as an alternative to, or a substitute for, GAAP financial measures. A reconciliation of net income and earnings per share with and without the impact of SFAS No. 123(R) is included as a table attached to this press release.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through March 1, 2007 by dialing 1-303-590-3000 and providing the 11084246 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2007	January 28, 2006	January 27, 2007	January 28, 2006
Net sales	$709,494	$682,402	$2,059,255	$1,919,946

Gross profit	250,266	240,969	708,309	667,427

Operating expenses	157,580	152,423	469,065	436,541

Operating income	92,686	88,546	239,244	230,886

Other expense, net	(1,701)	(2,279)	(5,044)	(4,678)

Income before taxes	90,985	86,267	234,200	226,208

Income taxes	32,394	32,263	85,788	84,602

Net income	$58,591	$54,004	$148,412	$141,606

Earnings per share:
Basic	$0.43	$0.39	$1.08	$1.03
Diluted	$0.43	$0.39	$1.07	$1.02

Shares:
Basic	135,601	137,804	137,189	137,552
Diluted	136,567	139,275	138,154	139,214

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PATTERSON COMPANIES, INC.

RECONCILIATION OF IMPACT OF SFAS NO. 123(R) ON EARNINGS

AND FINANCIAL RATIOS

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2007	January 28, 2006	January 27, 2007	January 28, 2006
NET INCOME:
GAAP net income	$58,591	$54,004	$148,412	$141,606

SFAS No. 123(R) expense, net of tax	1,488	—	4,777	—

Non-GAAP net income	$60,079	$54,004	$153,189	$141,606

DILUTED EARNINGS PER SHARE:
GAAP diluted earnings per share	$0.43	$0.39	$1.07	$1.02

SFAS No. 123(R) expense, net of tax	0.01	—	0.04	—

Non-GAAP diluted earnings per share	$0.44	$0.39	$1.11	$1.02

	Three Months Ended			Nine Months Ended
	January 27, 2007		As reported January 28, 2006	January 27, 2007		As reported January 28, 2006
	As reported	Excluding SFAS No. 123(R)		As reported	Excluding SFAS No. 123(R)
Gross margin	35.3%	35.3%	35.3%	34.4%	34.4%	34.8%
Operating expenses as a % of net sales	22.2%	22.0%	22.3%	22.8%	22.5%	22.7%
Operating income as a % of net sales	13.1%	13.3%	13.0%	11.6%	11.9%	12.1%
Effective tax rate	35.6%	35.3%	37.4%	36.6%	36.2%	37.4%
Return on net sales	8.3%	8.5%	7.9%	7.2%	7.4%	7.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 27, 2007	April 29, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and short-term investments	$152,464	$224,392
Receivables, net	345,449	350,299
Inventory	242,951	244,709
Prepaid expenses and other current assets	27,986	27,974

Total current assets	768,850	847,374

Property and equipment, net	132,299	141,541
Goodwill and other intangible assets	764,044	764,214
Other	184,652	158,589

Total Assets	$1,849,845	$1,911,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$141,742	$173,957
Other accrued liabilities	140,067	145,663
Current maturities of long-term debt	70,014	90,027

Total current liabilities	351,823	409,647

Long-term debt	145,014	210,014
Other non-current liabilities	49,214	49,536

Total liabilities	546,051	669,197

Stockholders’ equity	1,303,794	1,242,521

Total Liabilities and Stockholders’ Equity	$1,849,845	$1,911,718

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 27, 2007	January 28, 2006	January 27, 2007	January 28, 2006
Consolidated Net Sales
Consumable and printed products	$420,934	$396,745	$1,295,143	$1,195,173
Equipment and software	234,159	237,473	602,179	584,182
Other	54,401	48,184	161,933	140,591

Total	$709,494	$682,402	$2,059,255	$1,919,946

Dental Supply
Consumable and printed products	$283,183	$273,512	$852,492	$797,040
Equipment and software	205,265	215,146	525,515	520,858
Other	48,700	43,226	144,050	126,122

Total	$537,148	$531,884	$1,522,057	$1,444,020

Rehabilitation Supply
Consumable and printed products	$54,057	$49,695	$179,784	$165,360
Equipment	20,058	16,644	55,779	51,310
Other	3,968	3,416	11,896	10,435

Total	$78,083	$69,755	$247,459	$227,105

Veterinary Supply
Consumable and printed products	$83,694	$73,538	$262,867	$232,773
Equipment and software	8,836	5,683	20,885	12,014
Other	1,733	1,542	5,987	4,034

Total	$94,263	$80,763	$289,739	$248,821

Other (Expense) Income, net
Interest income	$1,868	$1,106	$5,935	$4,681
Interest expense	(3,366)	(3,470)	(11,002)	(9,656)
Other	(203)	85	23	297

	$(1,701)	$(2,279)	$(5,044)	$(4,678)

Note: Certain amounts previously reported have been reclassified to conform with the current presentation.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 27, 2007	January 28, 2006
Operating activities:
Net income	$148,412	$141,606
Depreciation & amortization	19,337	16,967
Share-based compensation	5,881	570
Change in assets and liabilities, net of acquired	(56,718)	(43,310)

Net cash provided by operating activities	116,912	115,833

Investing activities:
Additions to property and equipment, net of acquired	(14,730)	(36,721)
Proceeds from disposals of property and equipment	9,163	—
Acquisitions	(12,665)	(39,228)
Distribution agreement	—	(100,000)
Sale of investments, net	—	11,377

Net cash used in investing activities	(18,232)	(164,572)

Net cash (used in) provided by financing activities	(170,608)	2,176

Net decrease in cash and cash equivalents	$(71,928)	$(46,563)